May 19, 2011

Mr. Joseph Vittoria

Puradyn Filter Technologies

2017 High Ridge Road

Boynton Beach, FL 33426

Dear Joe:

Monarch Communications (Monarch) is very pleased to provide financial public relations services on behalf of Puradyn Filter Technologies (Puradyn) under the terms and conditions which are set forth in this Agreement.

I.  Services: Monarch, during the term of this Agreement, shall provide Puradyn with financial public relations services and activities and will act as media relations counsel.

II. Fees: Monarch will bill for our services as follows.

A fixed fee of $6,000 per month, payable as $2,000 cash and $4,000 in Puradyn common stock. The first installment is due upon receipt of this document. The official start of our contract will be May 19, 2011, and we will provide an invoice at the start of each month. The fixed fee shall cover the services described above. Monarch will provide a written summary of public relations activities on or around the 19th of each month.

If, for any reason, either party should elect to discontinue our business relationship, the party that wishes to terminate the agreement shall give the second party thirty (30) days notice.

III. Expenses:  Monarch will obtain your authorization before making any commitments for any expenditure in excess of $200 on your behalf.  Monarch will maintain records of expenses incurred and will bill you monthly for all incidental and other expenses incurred on your behalf, including, but not limited to, items such as travel, messengers, press mailings, copies of video and written transcripts, printing, etc. You agree to reimburse these expenses within ten days of Monarch’s submission for payment.

IV. Term: The term of this agreement be deemed to commence as of May 19, 2011, and shall continue for a period of twelve (12) months.

V. Indemnification: Puradyn agrees to hold Monarch and all of its officers, employees and agents harmless from and against all liabilities, losses, damages or expenses, including reasonable attorneys’ fees and costs, which Monarch or such other party may incur as the result of any claim, suit or proceeding brought or threatened arising out of any agreement or assertions we may make on your behalf, including assertions about your organization and your members, in any materials we may prepare for you if the assertions are based on information, representations, reports, data or releases supplied to us by or through you, or which you have previously approved.

VI. Confidential Information: Monarch and Puradyn agree to keep confidential and not to disclose or use for their own benefit or for the benefit of any third party, any information, documents or materials which are identified by a party, at the time that they are made available, to be proprietary or confidential. The obligations of this agreement shall survive termination and shall continue for a period of 24 months after the effective date of termination of this contract.

VII. Publicity Disclosure: Monarch may publicize our agreement to work with you in the form of press releases and announcements and may include your name in our client roster for the purpose of further business developments efforts. If requested by you, you will be given reasonable opportunity to review and approve all information pertaining to your company prior to public disclosure.

VIII. Dispute Resolution:  In the event that a dispute arises between us, we both agree to make a good faith effort to resolve our differences by negotiation. In the event that the dispute is not resolved by our mutual efforts and within 30 days, we agree to arbitrate any dispute arising under this agreement before an arbitrator under the auspices of the American Arbitration Association in the County of Palm Beach, State of Florida.  In such arbitration, the prevailing party shall have its costs associated with the arbitration, including its reasonable attorneys’ fees, paid by the other party.

IX. Limitation of Liability: Except as specifically set forth in this letter Agreement, Monarch makes no express or implied warranties of any kind, whether alleged to arise by law, by reason of custom or usage in the trade or by course of dealing. In no event will Monarch be liable for any loss of profits, business interruption or any form of special, incidental, consequential or punitive damages of any kind arising out of or relating to performance under this agreement, unless caused by gross negligence or intentional acts.

X. Miscellaneous: Monarch is an independent contractor. Nothing contained in this Agreement shall create any partnership or joint venture between the parties. Monarch will be acting as your agent when purchasing materials or services on your behalf.

This Agreement may only be assigned with the prior written approval of the other party.  This Agreement embodies the entire Agreement between parties hereto and may not be amended or modified except by a writing signed by both parties. Each party acknowledges that it has not relied upon any promise or representation not specifically set forth herein.

This Agreement shall be construed and governed by the laws of the State of New York.

If the above comports with your understanding of our agreement, please sign below where indicated and return a copy to me, keeping the original for your files.

Monarch looks forward to a very successful and mutually beneficial relationship with Puradyn.

Sincerely,

Jeff Siegel

Approved:

Jeff Siegel

Date: May 17, 2011

Mr. Jeff Siegel

President

Monarch Communications

___________________________________

Date: May 17, 2011

Mr. Joseph Vittoria,

Chairman & CEO

Puradyn Filter Technologies

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